090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140022631-01
[signature] Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/10/2014 3:49 PM
	Entity Number E0467252006-2

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Hydrogen Future Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

The following paragraph is added after the first paragraph of "Section 1. Capital Stock" of the Amended and Restated Articles of Incorporation of the Corporation, as amended, to effect a reverse stock split of the common stock:

"Effective on January 24, 2014, each five hundred (500) shares of the issued and outstanding shares of common stock of this Corporation shall thereby and thereupon be automatically combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this Corporation (the "Reverse Stock Split"). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the number of new shares for...(continuation attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: at least 51%

4. Effective date and time of filing: (optional) Date: 1/24/2014 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Frank Neukomm

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(continued from form)

which each old share is to be exchanged, will be entitled to an additional share of common stock in lieu thereof.